MPLX LP Reports Fourth-Quarter and Full-Year Financial Results

•
Reported fourth-quarter net loss attributable to MPLX of $581 million and full-year net income attributable to MPLX of $1.0 billion; includes non-cash impairment charges of $1.2 billion in fourth quarter primarily related to goodwill associated with the Andeavor Logistics G&P businesses acquired by MPC as part of its combination with Andeavor in October 2018

•	Reported fourth-quarter adjusted EBITDA attributable to MPLX of $1.3 billion and full-year adjusted EBITDA attributable to MPLX of $4.3 billion, or $5.1 billion including results of Andeavor Logistics

•	Generated $4.1 billion in net cash provided by operating activities for the full-year 2019, supporting the return of capital of approximately $2.8 billion to unitholders

•	Reduced 2020 growth capital spending target to approximately $1.5 billion

•	Targeting positive free cash flow, after capital investments and distributions, in 2021

FINDLAY, Ohio, Jan. 29, 2020 - MPLX LP (NYSE: MPLX) today reported a fourth-quarter 2019 net loss attributable to MPLX of $581 million compared with net income of $434 million for the fourth quarter of 2018. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX was $1.3 billion, compared with $1.2 billion in the fourth quarter of 2018. Fourth-quarter 2019 results include non-cash impairment charges of $1.2 billion, primarily related to goodwill associated with the Andeavor Logistics (ANDX) gathering and processing businesses acquired by Marathon Petroleum Corporation (NYSE: MPC) as part of its combination with Andeavor in October 2018.

The Logistics and Storage (L&S) segment reported segment income from operations of $677 million and adjusted EBITDA of $853 million for the quarter, up $40 million and $44 million, respectively, versus the fourth quarter of last year. The Gathering and Processing (G&P) segment reported a segment loss from operations of $1.0 billion and adjusted EBITDA of $466 million for the quarter, down $1.3 billion and up $29 million, respectively, on a year-over-year basis. G&P results include the non-cash impairment charges discussed above.

MPLX today announced an updated 2020 growth capital target of approximately $1.5 billion from the previously announced target of approximately $2.0 billion. Michael J. Hennigan, president and chief executive officer, commented, “We have further streamlined our project portfolio to focus on projects that deliver the highest returns. Our continued efforts to high-grade our capital spending will help accomplish our target of positive free cash flow generation, after capital investments and distributions, in 2021. This inflection is expected to allow both the funding of our distribution and capital program entirely from internally generated cash flow, as well as increase our flexibility to reduce debt or repurchase units.”

During the quarter, MPLX generated $1.1 billion in net cash provided by operating activities and $1.0 billion of distributable cash flow, which provided adjusted distribution coverage of 1.42 times.

MPLX also announced its 28th consecutive distribution increase, to $0.6875 per common unit, a $0.01 increase over the prior quarter and a 6.2% increase over the prior year's fourth quarter.

Financial Highlights

	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions, except per unit and ratio data)	2019	2018	2019	2018
Net (loss) income attributable to MPLX	$(581)	$434	$1,033	$1,818
Adjusted net (loss) income attributable to MPLX(a)	(581)	606	1,434	1,990
Adjusted EBITDA attributable to MPLX LP (excluding predecessor results)(b)	1,319	911	4,334	3,475
Adjusted EBITDA attributable to MPLX LP (including predecessor results)(c)	1,319	1,246	5,104	3,810
Net cash provided by operating activities	1,092	1,044	4,082	3,071
Distributable cash flow attributable to MPLX LP(c)	1,045	955	4,100	3,035
Distribution per common unit(d)	$0.6875	$0.6475	$2.6900	$2.5300
Distribution coverage ratio(e)	1.42x	1.80x	1.51x	1.49x
Consolidated debt to adjusted EBITDA(f)	4.1x	3.9x	N/A	N/A

(a)	Includes net income attributable to predecessor.

(b)	Non-GAAP measure calculated before distributions to preferred unitholders. See reconciliation below. Excludes adjusted EBITDA attributable to predecessor.

(c)	Non-GAAP measure calculated before distributions to preferred unitholders. See reconciliation below. Includes adjusted EBITDA and DCF adjustments attributable to predecessor.

(d)	Distributions declared by the board of directors of MPLX's general partner.

(e)
DCF attributable to GP and LP unitholders (including DCF attributable to predecessor) divided by total GP and LP distribution declared. For the three months and year ended December 31, 2018, DCF attributable to predecessor for the fourth quarter has been included with no corresponding distribution being declared by MPLX relating to the predecessor, resulting in distribution coverage ratios of 1.80x and 1.49x, respectively. For the year ended December 31, 2019, DCF attributable to predecessor has been included with no corresponding distribution being declared by MPLX relating to the predecessor for the first quarter of 2019, resulting in a distribution coverage ratio of 1.51x.

(f)	Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. See reconciliation below.

Segment Results (including predecessor)

(In millions)	Three Months Ended Dec. 31		Year Ended Dec. 31
Segment income (loss) from operations (unaudited)	2019	2018	2019	2018
Logistics and Storage	$677	$637	$2,752	$1,924
Gathering and Processing	(1,023)	254	(375)	804

Segment adjusted EBITDA attributable to MPLX LP (unaudited)
Logistics and Storage	853	809	3,351	2,319
Gathering and Processing	$466	$437	$1,753	$1,491

Logistics & Storage

L&S segment income from operations and adjusted EBITDA for the fourth quarter of 2019 increased by $40 million and $44 million, respectively, compared to the same period in 2018. The increase was primarily due to the acquisition of ANDX and the performance of the underlying base business.

Total pipeline throughputs were 5.1 million barrels per day in the fourth quarter, relatively flat versus the same quarter of 2018, despite volume impacts related to project work at MPC's Garyville refinery. The average tariff rate was $0.90 per barrel for the quarter. Terminal throughput was 3.3 million barrels per day for the quarter, an increase of 4% versus the same quarter of 2018.

Gathering & Processing

G&P segment income from operations and segment adjusted EBITDA for the fourth quarter of 2019 decreased by $1.3 billion and increased by $29 million, respectively, compared to the same period in 2018. Year-over-year results were impacted by non-cash impairment charges of $1.2 billion, primarily related to goodwill associated with the ANDX G&P businesses acquired by MPC as part of its combination with Andeavor in October 2018. In the fourth quarter of 2019:

•	Gathered volumes: 6.2 billion cubic feet per day, a 5% increase versus the fourth quarter of 2018

•	Processed volumes: 8.8 billion cubic feet per day, a 7% increase versus the fourth quarter of 2018

•	Fractionated volumes: 557 thousand barrels per day, an 11% increase versus the fourth quarter of 2018

In the Marcellus and Utica, the company continued to experience significant year-over-year growth:

•
Gathered volumes averaged 3.6 billion cubic feet per day (bcf/d) in the fourth quarter, an 11% increase versus the fourth quarter of 2018. For the full year, gathered volumes increased 18% year-over-year

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Processed volumes averaged 6.1 bcf/d in the fourth quarter, a 7% increase versus the fourth quarter of 2018 driven by the addition of the Sherwood 12 and 13 processing plants, which were placed in service during the quarter. For the full year, processed volumes increased 14% year-over-year

•
Fractionated volumes averaged 487 thousand barrels per day in the fourth quarter, a 9% increase versus the fourth quarter of 2018. The increase was primarily driven by higher volumes from expansions at the Hopedale and Sherwood complexes. For the full year, fractionated volumes increased 12% year-over-year

Strategic Update

Today, MPLX announced an updated 2020 growth capital target of approximately $1.5 billion from the previously announced target of approximately $2.0 billion. The company also announced it is targeting positive free cash flow, after capital investments and distributions, in 2021. This inflection is expected to allow both the funding of its distribution and capital program entirely from internally generated cash flow. Removing MPLX’s reliance on external funding and shifting to a model focused on generating cash flow beyond the needs of the business is anticipated to enable MPLX to focus its capital allocation toward opportunities like debt reduction or unit repurchases.

In the L&S segment, MPLX continues to advance its strategy of creating integrated crude oil and natural gas logistics systems from the Permian to the U.S. Gulf Coast. The Wink-to-Webster crude oil pipeline, in which MPLX has an equity interest, remains on schedule to be completed in the first half of 2021. The 36-inch diameter pipeline will originate in the Permian Basin and have destination points in the Houston market, including MPC's Galveston Bay refinery.

Also in the Permian, the Whistler Pipeline is being designed to transport approximately 2 bcf/d of natural gas from Waha, Texas, to the Agua Dulce market in south Texas, ultimately reaching MPC’s Galveston Bay refinery. MPLX has an equity interest in Whistler, which is expected to be placed in service in the second half of 2021.

MPLX continues to progress its Permian-to-Gulf Coast NGL pipeline, called BANGL, which has a planned capacity of approximately 500 thousand barrels per day. The company expects a final investment decision in the near term.

Reversal of the Capline pipeline continues to progress, with a purge of the mainline completed in the fourth quarter. Once reversed, Capline will be capable of supplying discounted mid-continent and Canadian crude to St. James, Louisiana, which has a direct connection to MPC’s Garyville refinery. Capline, which is partially owned by MPC and operated by MPLX, is expected to begin light crude service in mid-2021, with heavy crude service expected in 2022.

To support additional growth in the G&P segment, following the Sherwood 12 and Torñado processing plants that came online in October 2019, MPLX completed the Sherwood 13 processing plant late in the fourth quarter. This added another 200 million cubic feet per day of incremental capacity. The company expects to place in service the Omega 2 processing plant in the STACK shale play in Oklahoma in the first quarter of 2020, the Preakness processing plant in the Permian in the second quarter of 2020, and the Smithburg 1 processing plant in the Marcellus in the third quarter of 2020.

Financial Position and Liquidity

As of Dec. 31, 2019, MPLX had $15 million in cash, $3.5 billion available through its bank revolving credit facility expiring in July 2024 and $0.9 billion available through its intercompany loan agreement with MPC. The company's leverage ratio was 4.1 times at Dec. 31, 2019. MPLX remains committed to maintaining an investment-grade credit profile.

Conference Call

At 11 a.m. ET today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at http://www.mplx.com and clicking on the "2019 Fourth-Quarter and Full-Year Financial Results" link in the "Financial Results" section. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related material, will also be available online prior to the conference call and webcast at http://ir.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets, and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com

Investor Relations Contacts: (419) 421-2071

Kristina Kazarian, Vice President, Investor Relations
Jim Mallamaci, Manager, Investor Relations
Evan Barbosa, Manager, Investor Relations

Media Contacts:
Hamish Banks, Vice President, Communications (419) 421-2521
Jamal Kheiry, Manager, Communications (419) 421-3312

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance and future periods. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA and consolidated debt to last twelve months pro forma adjusted EBITDA, which we refer to as our leverage ratio, distributable cash flow (DCF) and distribution coverage ratio. The amount of adjusted EBITDA and DCF generated is considered by the board of directors of our general partner in approving the Partnership's cash distribution. Adjusted EBITDA and DCF should not be considered separately from or as a substitute for net income, income from operations, or cash flow as reflected in our financial statements. The GAAP measures most directly comparable to adjusted EBITDA and DCF are net income and net cash provided by operating activities. We define Adjusted EBITDA as net income adjusted for (i) depreciation and amortization; (ii) provision for income taxes; (iii) amortization of deferred financing costs; (iv) non-cash equity-based compensation; (v) net interest and other financial costs; (vi) income from equity method investments; (vii) distributions and adjustments related to equity method investments; (viii) unrealized derivative gains and losses; (ix) acquisition costs; (x) noncontrolling interest and (xi) other adjustments as deemed necessary. In general, we define DCF as adjusted EBITDA adjusted for (i) deferred revenue impacts; (ii) net interest and other financial costs; (iii) maintenance capital expenditures; (iv) equity method investment capital expenditures paid out; and (v) other non-cash items.

The Partnership makes a distinction between realized or unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, we record changes in the fair value of the derivative as an unrealized gain or loss. When a derivative contract matures or is settled, we reverse the previously recorded unrealized gain or loss and record the realized gain or loss of the contract.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

DCF is a financial performance measure used by management as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders.

Distribution coverage ratio is a financial performance measure used by management to reflect the relationship between the partnership's financial operating performance and cash distribution capability. We define the distribution coverage ratio as the ratio of DCF attributable to GP and LP unitholders to total GP and LP distributions declared.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (MPLX). These forward-looking statements relate to, among other things, MPLX’s expectations, estimates and projections concerning the business and operations, financial priorities and strategic plans of MPLX. These statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: Marathon Petroleum Corporation’s (MPC) ability to achieve the strategic and other objectives related to the strategic initiatives and review; the risk of further impairments; the risk that anticipated opportunities and any other synergies from or anticipated benefits of the Andeavor Logistics acquisition may not be fully realized or may take longer to realize than expected, including whether the transaction will be accretive within the expected timeframe or at all; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of ANDX; the amount and timing of future distributions; negative capital market conditions, including an increase of the current yield on common units; the ability to achieve strategic and financial objectives, including positive free cash flow in 2021, and with respect to distribution coverage, future distribution levels, proposed projects and completed transactions; the success of MPC’s portfolio optimization, including the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; adverse changes in laws including with respect to tax and regulatory matters; the adequacy of capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions and access to debt on commercially reasonable terms, and the ability to successfully execute business plans, growth strategies and self-funding models; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; changes to the expected construction costs and timing of projects and planned investments, and the ability to obtain regulatory and other approvals with respect thereto; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; modifications to financial policies, capital budgets, and earnings and distributions; the ability to manage disruptions in credit markets or changes to credit ratings; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; adverse results in litigation; other risk factors inherent to MPLX’s industry; risks related to MPC; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, and in Forms 10-Q, filed with Securities and Exchange Commission (SEC).

Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: with respect to the planned Speedway separation, the ability to successfully complete the separation within the expected timeframe or at all, based on numerous factors including the macroeconomic environment, credit markets and equity markets, and the ability to satisfy customary conditions, including obtaining regulatory approvals, and achieve the strategic and other objectives related thereto; with respect to the Midstream review, the ability to achieve the strategic and other objectives related to the strategic review related thereto; the risk that the cost savings and any other synergies from the Andeavor transaction may not be fully realized or may take longer to realize than expected; disruption from the Andeavor transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of Andeavor; risks related to the acquisition of Andeavor Logistics LP by MPLX, including the risk that anticipated opportunities and any other synergies from or anticipated benefits of the transaction may not be fully realized or may take longer to realize than expected, including whether the transaction will be accretive within the expected timeframe or at all, or disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the risk of further impairments; the ability to complete any divestitures on commercially reasonable terms and/or within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows; future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income and earnings per share; the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks; consumer demand for refined products; the ability to manage disruptions in credit markets or changes to credit ratings; future levels of capital, environmental and maintenance expenditures; general and administrative and other expenses; the success or timing of completion of ongoing or anticipated capital or maintenance projects; the reliability of processing units and other equipment; business strategies, growth opportunities and expected investment; share repurchase authorizations, including the timing and amounts of such repurchases; the adequacy of capital resources and liquidity, including availability, timing and amounts of free cash flow necessary to execute business plans and to effect any share repurchases or to maintain or increase the dividend; the effect of restructuring or reorganization of business components; the potential effects of judicial or other proceedings on the business, financial condition, results of operations and cash flows; continued or further volatility in and/or degradation of general economic, market, industry or business conditions; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation; the impact of adverse market conditions or other similar risks to those identified herein affecting MPLX; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, and in Forms 10-Q, filed with the SEC.

We have based our forward-looking statements on our current expectations, estimates and projections about our business and industry. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our forward-looking statements. We undertake no obligation to update any forward-looking statements except to the extent required by applicable law. Copies of MPLX's Form 10-K and Forms 10-Q are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Form 10-K and Forms 10-Q are available on the SEC website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Results of Operations (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions, except per unit data)	2019	2018	2019	2018
Revenues and other income:
Operating revenue	$1,014	$1,009	$3,832	$3,315
Operating revenue - related parties	1,231	1,189	4,793	3,337
Income from equity method investments	35	72	290	247
Other income	36	25	126	106
Total revenues and other income	2,316	2,295	9,041	7,005
Costs and expenses:
Operating expenses	625	649	2,316	2,055
Operating expenses - related parties	378	326	1,396	956
Depreciation and amortization	338	302	1,254	867
Impairment expense	1,197	—	1,197	—
General and administrative expenses	95	99	388	316
Other taxes	29	28	113	83
Total costs and expenses	2,662	1,404	6,664	4,277
Income from operations	(346)	891	2,377	2,728
Interest and other financial costs	229	280	915	714
Income before income taxes	(575)	611	1,462	2,014
(Benefit) provision for income taxes	(2)	—	—	8
Net (loss) income	(573)	611	1,462	2,006
Less: Net income attributable to noncontrolling interests	8	5	28	16
Less: Net income attributable to Predecessor	—	172	401	172
Net (loss) income attributable to MPLX LP	(581)	434	1,033	1,818
Less: Series A preferred unit distributions	20	20	81	75
Less: Series B preferred unit distributions	10	—	17	—
Limited partners’ interest in net (loss) income attributable to MPLX LP	$(611)	$414	$935	$1,743

Per Unit Data
Net (loss) income attributable to MPLX LP per limited partner unit:
Common - basic	$(0.58)	$0.52	$1.00	$2.29
Common - diluted	$(0.58)	$0.52	$1.00	$2.29
Weighted average limited partner units outstanding:
Common units – basic	1,058	794	906	761
Common units – diluted	1,058	794	907	761

Select Financial Statistics (unaudited)	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions, except ratio data)	2019	2018	2019	2018
Common unit distributions declared by MPLX
Common units (LP) - public(a)	$270	$187	$988	$732
Common units - MPC(a)(b)	446	327	1,647	1,253
Total GP and LP distribution declared	716	514	2,635	1,985

Preferred unit distributions(c)
Series A preferred unit distributions(d)	20	20	81	75
Series B preferred unit distributions(e)	11	—	42	—
Total preferred unit distributions	31	20	123	75

Other Financial Data
Adjusted EBITDA attributable to MPLX LP (excluding predecessor results)(f)(g)	1,319	911	4,334	3,475
Adjusted EBITDA attributable to MPLX LP (including predecessor results)(f)(h)	1,319	1,246	5,104	3,810
DCF attributable to GP and LP unitholders(f)(h)	$1,015	$925	$3,978	$2,950
Distribution coverage ratio(i)	1.42x	1.80x	1.51x	1.49x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,092	$1,044	$4,082	$3,071
Investing activities	(874)	(851)	(3,063)	(2,878)
Financing activities	$(244)	$(147)	$(1,089)	$(117)

(a)
The distribution on common units for 2019 includes the impact of the issuance of approximately 102 million units issued to public unitholders and approximately 161 million units issued to MPC in connection with MPLX's acquisition of ANDX on July 30, 2019.

(b)
Distributions to MPC exclude $12.5 million in distributions waived by MPC in connection with MPLX’s acquisition of ANDX with ANDX for the three months ended December 31, 2019 and $37.5 million for the twelve months ended December 31, 2019. The waiver was instituted in 2017 under the terms of ANDX's historical partnership agreement and will remain in effect through 2019, the original term of the waiver agreement. In addition, MPC agreed to waive $23.7 million in common unit distributions associated with the units received in connection with the Feb. 1, 2018 dropdown.

(c)
Includes MPLX distributions declared on the Series A and Series B preferred units as well as distributions earned on the Series B preferred assuming a distribution is declared by the Board of Directors (distributions on Series B preferred units are declared and payable semi-annually on February 15th and August 15th or the first business day thereafter). Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.

(d)
Series A preferred units are considered redeemable securities due to the existence of redemption provisions upon a deemed liquidation event which is outside our control. These units rank senior to all common units with respect to distributions and rights upon liquidation and effective May 13, 2018, on an as-converted basis, preferred unit holders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units.

(e)
As a result of the ANDX acquisition, 600,000 ANDX preferred units were converted into 600,000 preferred units of MPLX (the “Series B preferred units”). Series B preferred unitholders are entitled to receive a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears on February 15 and August 15 or the first business day thereafter.

(f)	Non-GAAP measure. See reconciliation below.

(g)	Excludes predecessor EBITDA that is attributable to the period prior to the acquisition date of July 30, 2019.

(h)	Includes predecessor EBITDA and DCF that is attributable to the period prior to the acquisition date of July 30, 2019.

(i)
DCF attributable to GP and LP unitholders (including DCF attributable to predecessor) divided by total GP and LP distribution declared. For the three months and year ended December 31, 2018, DCF attributable to predecessor for the fourth quarter has been included with no corresponding distribution being declared by MPLX relating to the predecessor, resulting in distribution coverage ratios of 1.80x and 1.49x, respectively. For the year ended December 31, 2019, DCF attributable to predecessor has been included with no corresponding distribution being declared by MPLX relating to the predecessor for the first quarter of 2019, resulting in a distribution coverage ratio of 1.51x.

Select Balance Sheet Data (unaudited)
(In millions, except ratio data)	Dec. 31, 2019	December 31, 2018(a)
Cash and cash equivalents	$15	$77
Total assets	40,430	39,325
Total long-term debt(b)	20,307	18,435
Redeemable preferred units	968	1,004
Total equity	$16,613	$17,731
Consolidated total debt to adjusted EBITDA(c)	4.1x	3.9x

Partnership units outstanding:
MPC-held common units	666	505
Public common units	392	289

(a)	Financial information has been retrospectively adjusted for the acquisition of ANDX.

(b)	Outstanding intercompany borrowings were $594 million as of December 31, 2019 and zero December 31, 2018. Includes current portion of long-term debt.

(c)
Calculated using face value total debt and LTM pro forma adjusted EBITDA, which is pro forma for acquisitions. Face value total debt includes approximately $406 million and $431 million of unamortized discount and debt issuance costs as of December 31, 2019 and December 31, 2018, respectively.

Operating Statistics (unaudited)(a)
	Three Months Ended Dec. 31			Year Ended Dec. 31
	2019	2018	% Change	2019	2018	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	3,196	3,214	(1)%	3,228	3,121	3%
Product pipelines	1,923	1,943	(1)%	1,886	1,823	3%
Total pipelines	5,119	5,157	(1)%	5,114	4,944	3%
Average tariff rates ($ per barrel)
Crude oil pipelines	$0.97	$0.85	14%	$0.94	$0.67	40%
Product pipelines	0.78	0.67	16%	0.75	0.75	—%
Total pipelines	$0.90	$0.78	15%	0.87	0.70	24%

Terminal throughput (mbpd)	3,313	3,188	4%	3,279	3,148	4%

Barges at period-end	286	256	12%	286	256	12%
Towboats at period-end	23	23	—%	23	23	—%

(a)	Inclusive of predecessor operations beginning October 1, 2018.

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended Dec. 31			Twelve Months Ended Dec. 31
	2019	2018	% Change	2019	2018	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,329	1,148	16%	1,287	1,155	11%
Utica Operations	—	—	—%	—	—	—%
Southwest Operations	1,651	1,694	(3)%	1,625	1,566	4%
Bakken Operations	158	147	7%	151	147	3%
Rockies Operations	602	654	(8)%	630	654	(4)%
Total gathering throughput	3,740	3,643	3%	3,693	3,522	5%

Natural gas processed (mmcf/d)
Marcellus Operations	4,136	3,977	4%	4,192	3,826	10%
Utica Operations	—	—	—%	—	—	—%
Southwest Operations	1,690	1,542	10%	1,629	1,438	13%
Southern Appalachian Operations	244	255	(4)%	244	247	(1)%
Bakken Operations	158	147	7%	151	147	3%
Rockies Operations	564	573	(2)%	572	573	—%
Total natural gas processed	6,792	6,494	5%	6,788	6,231	9%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	446	398	12%	435	379	15%
Utica Operations	—	—	—%	—	—	—%
Southwest Operations	21	17	24%	15	18	(17)%
Southern Appalachian Operations	13	18	(28)%	12	15	(20)%
Bakken Operations	31	15	107%	24	15	60%
Rockies Operations	5	4	25%	4	4	—%
Total C2 + NGLs fractionated	516	452	14%	490	431	14%

(a)	Includes operating data for entities that have been consolidated into the MPLX financial statements. Also inclusive of predecessor operations beginning October 1, 2018.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended Dec. 31			Twelve Months Ended Dec. 31
	2019	2018	% Change	2019	2018	% Change
Gathering throughput (mmcf/d)
Marcellus Operations	1,329	1,148	16%	1,287	1,155	11%
Utica Operations	2,241	2,067	8%	2,200	1,809	22%
Southwest Operations	1,658	1,694	(2)%	1,628	1,567	4%
Bakken Operations	158	147	7%	151	147	3%
Rockies Operations	806	841	(4)%	828	841	(2)%
Total gathering throughput	6,192	5,897	5%	6,094	5,519	10%

Natural gas processed (mmcf/d)
Marcellus Operations	5,339	4,773	12%	5,248	4,448	18%
Utica Operations	734	877	(16)%	810	886	(9)%
Southwest Operations	1,720	1,542	12%	1,636	1,438	14%
Southern Appalachian Operations	244	255	(4)%	244	247	(1)%
Bakken Operations	158	147	7%	151	147	3%
Rockies Operations	564	573	(2)%	572	573	—%
Total natural gas processed	8,759	8,167	7%	8,661	7,739	12%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	446	398	12%	435	379	15%
Utica Operations	41	50	(18)%	44	47	(6)%
Southwest Operations	21	17	24%	15	18	(17)%
Southern Appalachian Operations	13	18	(28)%	12	15	(20)%
Bakken Operations	31	15	107%	24	15	60%
Rockies Operations	5	4	25%	4	4	—%
Total C2 + NGLs fractionated	557	502	11%	534	478	12%

(a)
Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments. Also inclusive of predecessor operations beginning October 1, 2018.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2019	2018	2019	2018
L&S segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	$853	$809	$3,351	$2,319
G&P segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	466	437	1,753	1,491
Adjusted EBITDA attributable to MPLX LP (including predecessor results)	1,319	1,246	5,104	3,810
Depreciation and amortization	(338)	(302)	(1,254)	(867)
Benefit (provision) for income taxes	2	—	—	(8)
Amortization of deferred financing costs	(13)	(10)	(42)	(55)
Loss on extinguishment of debt	—	(46)	—	(46)
Non-cash equity-based compensation	(5)	(8)	(22)	(23)
Impairment expense	(1,197)	—	(1,197)	—
Net interest and other financial costs	(216)	(224)	(873)	(613)
Income from equity method investments	35	72	290	247
Distributions/adjustments related to equity method investments	(163)	(144)	(562)	(458)
Unrealized derivative (losses) gains(a)	(6)	23	1	5
Acquisition costs	—	(1)	(14)	(4)
Other	—	—	(1)	—
Adjusted EBITDA attributable to noncontrolling interests	9	5	32	18
Net income	$(573)	$611	$1,462	$2,006

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

L&S Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2019	2018	2019	2018
L&S segment income from operations	$677	$637	$2,752	$1,924
Depreciation and amortization	130	137	503	308
Income from equity method investments	(41)	(48)	(200)	(171)
Distributions/adjustments related to equity method investments	83	78	267	242
Acquisition costs	—	1	14	4
Non-cash equity-based compensation	4	4	14	12
Other	—	—	1	—
L&S segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	853	809	3,351	2,319
L&S predecessor segment adjusted EBITDA attributable to MPLX LP	—	(262)	(603)	(262)
L&S segment adjusted EBITDA attributable to MPLX LP	$853	$547	$2,748	$2,057

G&P Reconciliation of Segment Income from Operations to Segment Adjusted EBITDA (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2019	2018	2019	2018
G&P segment income from operations	$(1,023)	$254	$(375)	$804
Depreciation and amortization	208	165	751	559
Impairment expense	1,197	—	1,197	—
Loss (Income) from equity method investments	6	(24)	(90)	(76)
Distributions/adjustments related to equity method investments	80	66	295	216
Unrealized derivative losses (gains)(a)	6	(23)	(1)	(5)
Non-cash equity-based compensation	1	5	8	12
Adjusted EBITDA attributable to noncontrolling interest	(9)	(6)	(32)	(19)
G&P segment adjusted EBITDA attributable to MPLX LP (including predecessor results)	466	437	1,753	1,491
G&P predecessor segment adjusted EBITDA attributable to MPLX LP	—	(73)	(167)	(73)
G&P segment adjusted EBITDA attributable to MPLX LP	$466	$364	$1,586	$1,418

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Income (Loss) (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2019	2018	2019	2018
Net income	$(573)	$611	$1,462	$2,006
(Benefit) provision for income taxes	(2)	—	—	8
Amortization of deferred financing costs	13	10	42	55
Loss on extinguishment of debt	—	46	—	46
Net interest and other financial costs	216	224	873	613
Income from operations	(346)	891	2,377	2,728
Depreciation and amortization	338	302	1,254	867
Non-cash equity-based compensation	5	8	22	23
Impairment expense	1,197	—	1,197	—
Income from equity method investments	(35)	(72)	(290)	(247)
Distributions/adjustments related to equity method investments	163	144	562	458
Unrealized derivative losses (gains)(a)	6	(23)	(1)	(5)
Acquisition costs	—	1	14	4
Other	—	—	1	—
Adjusted EBITDA	1,328	1,251	5,136	3,828
Adjusted EBITDA attributable to noncontrolling interests	(9)	(5)	(32)	(18)
Adjusted EBITDA attributable to predecessor(b)	—	(335)	(770)	(335)
Adjusted EBITDA attributable to MPLX LP	1,319	911	4,334	3,475
Deferred revenue impacts	27	4	94	28
Net interest and other financial costs	(216)	(224)	(873)	(613)
Maintenance capital expenditures	(88)	(77)	(262)	(175)
Maintenance capital expenditures reimbursements	19	8	53	8
Equity method investment capital expenditures paid out	(12)	(9)	(28)	(31)
Other	(4)	7	12	8
Portion of DCF adjustments attributable to predecessor(b)	—	81	159	81
DCF attributable to MPLX LP	1,045	701	3,489	2,781
Preferred unit distributions(c)	(30)	(30)	(122)	(85)
DCF attributable to GP and LP unitholders (excluding predecessor results)	1,015	671	3,367	2,696
Adjusted EBITDA attributable to predecessor(b)	—	335	770	335
Portion of DCF adjustments attributable to predecessor(b)	—	(81)	(159)	(81)
DCF attributable to GP and LP unitholders (including predecessor results)	$1,015	$925	$3,978	$2,950

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA and DCF adjustments related to predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders prior to the acquisition date.

(c)
Includes MPLX distributions declared on the Series A and Series B preferred units as well as cash distributions earned by the Series B preferred (as the Series B preferred units are declared and payable semi-annually) assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.

Reconciliation of Net Income to LTM Pro forma adjusted EBITDA (unaudited)
	Year Ended Dec. 31
(In millions)	2019	2018
LTM Net income	$1,462	$1,834
LTM Net income to adjusted EBITDA adjustments	2,872	1,641
LTM Adjusted EBITDA attributable to MPLX LP	4,334	3,475
LTM Pro forma/Predecessor adjustments for acquisitions	770	92
LTM Pro forma adjusted EBITDA	5,104	3,567
Consolidated debt	$20,713	$13,856
Consolidated debt to adjusted EBITDA(a)	4.1x	3.9x

(a)	2018 is shown as historically presented and has not been adjusted for predecessor impacts.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to GP and LP Unitholders from Net Cash Provided by Operating Activities (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2019	2018	2019	2018
Net cash provided by operating activities	$1,092	$1,044	$4,082	$3,071
Changes in working capital items	(26)	(47)	108	31
All other, net	14	(10)	(9)	(5)
Non-cash equity-based compensation	5	8	22	23
Net gain (loss) on disposal of assets	3	(2)	6	(3)
Current income taxes	1	(1)	2	—
Loss on extinguishment of debt	—	46	—	46
Net interest and other financial costs	216	224	873	613
Asset retirement expenditures	—	—	1	7
Unrealized derivative (gains) losses(a)	6	(23)	(1)	(5)
Acquisition costs	—	1	14	4
Other adjustments related to equity method investments	17	11	37	46
Other	—	—	1	—
Adjusted EBITDA	1,328	1,251	5,136	3,828
Adjusted EBITDA attributable to noncontrolling interests	(9)	(5)	(32)	(18)
Adjusted EBITDA attributable to predecessor(b)	—	(335)	(770)	(335)
Adjusted EBITDA attributable to MPLX LP	1,319	911	4,334	3,475
Deferred revenue impacts	27	4	94	28
Net interest and other financial costs	(216)	(224)	(873)	(613)
Maintenance capital expenditures	(88)	(77)	(262)	(175)
Maintenance capital expenditures reimbursements	19	8	53	8
Equity method investment capital expenditures paid out	(12)	(9)	(28)	(31)
Other	(4)	7	12	8
Portion of DCF adjustments attributable to predecessor(b)	—	81	159	81
DCF attributable to MPLX LP	1,045	701	3,489	2,781
Preferred unit distributions(c)	(30)	(30)	(122)	(85)
DCF attributable to GP and LP unitholders (excluding predecessor results)	1,015	671	3,367	2,696
Adjusted EBITDA attributable to predecessor(b)	—	335	770	335
Portion of DCF adjustments attributable to predecessor(b)	—	(81)	(159)	(81)
DCF attributable to GP and LP unitholders (including predecessor results)	$1,015	$925	$3,978	$2,950

(a)
MPLX makes a distinction between realized and unrealized gains and losses on derivatives. During the period when a derivative contract is outstanding, changes in the fair value of the derivative are recorded as an unrealized gain or loss. When a derivative contract matures or is settled, the previously recorded unrealized gain or loss is reversed and the realized gain or loss of the contract is recorded.

(b)	The adjusted EBITDA and DCF adjustments related to predecessor are excluded from adjusted EBITDA attributable to MPLX LP and DCF attributable to GP and LP unitholders prior to the acquisition date.

(c)
Includes MPLX distributions declared on the Series A and Series B preferred units as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually) assuming a distribution is declared by the Board of Directors. Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.

Capital Expenditures (unaudited)
	Three Months Ended Dec. 31		Year Ended Dec. 31
(In millions)	2019	2018	2019	2018
Capital Expenditures:
Maintenance	$88	$77	$262	$175
Maintenance reimbursements	(19)	(8)	(53)	(8)
Growth	522	696	2,001	2,078
Growth reimbursements	(4)	(16)	(21)	(16)
Total capital expenditures	587	749	2,189	2,229
Less: Increase (decrease) in capital accruals	(79)	45	(146)	135
Asset retirement expenditures	—	—	1	7
Additions to property, plant and equipment, net(a)	666	704	2,334	2,087
Investments in unconsolidated affiliates	219	126	713	341
Acquisitions	—	—	(6)	451
Total capital expenditures and acquisitions	885	$830	$3,041	$2,879
Less: Maintenance capital expenditures (including reimbursements)	69	69	209	167
Acquisitions	—	—	(6)	451
Total growth capital expenditures(b)	$816	$761	$2,838	$2,261

(a)
This amount is represented in the Consolidated Statements of Cash Flows as Additions to property, plant and equipment after excluding growth and maintenance reimbursements. Reimbursements are shown as Contributions from MPC within the Financing activities section of the Consolidated Statements of Cash Flows.

(b)     Amount excludes contributions from noncontrolling interests of $95 million and $11 million for the year ended December 21, 2019 and 2018, respectively, as reflected in the financing section of our statement of cash flows and $1 million and $3 million for the three months ended December 31, 2019 and 2018, respectively. The table below shows our 2019 adjusted growth capital expenditures which excludes the impact of changes in capital accruals and capitalized interest and also factors in any contributions from noncontrolling interests.

2019 adjusted growth capital expenditures	Year Ended Dec. 31
(In millions)	2019
Total growth capital expenditures	$2,838
Decrease in capital accruals	(146)
Capitalized interest	(44)
Contributions from noncontrolling interests	(95)
Total adjusted growth capital expenditures	$2,553